Exhibit 4.5

Execution Version

FIFTH AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement (“Agreement”) is made and entered into as of August 17, 2011, by and among Entellus Medical, Inc., a Delaware corporation (the “Company”), those certain stockholders of the Company whose names are listed on Schedule 1 and identified as “Principal Stockholders” (collectively, the “Principal Stockholders”), and certain other holders of the Company’s capital stock listed on Schedule 1 and identified as “Investors” (the “Investors” and, together with the Principal Stockholders, the “Stockholders”).

In consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. SALES BY PRINCIPAL STOCKHOLDERS.

1.1. Notice of Bona Fide Offer. If any Principal Stockholder receives a bona fide offer (the “Purchase Offer”) from any person or entity (“Offeror”) to purchase from such Principal Stockholder any shares of the Company’s capital stock and any right or option to acquire any of such capital stock (collectively, the “Offered Shares”) held by the Principal Stockholder upon specific terms and conditions (including a specified purchase price), and if the Principal Stockholder proposes to accept such Purchase Offer, then the Principal Stockholder (the “Selling Stockholder”) shall notify the Company and the Investors within ten days, of the terms and conditions of the Purchase Offer (the “Offer Notice”). The Offer Notice shall be accompanied by a copy of any written proposal, term sheet, letter of intent or other agreement (whether in draft or proposed final form) or substantive communication relating in any way to the Purchase Offer. Each Principal Stockholder hereby agrees that he, she or it shall not sell or otherwise transfer any shares of the Company’s capital stock for consideration other than cash, unsecured indebtedness, or a combination of both (except in a transfer exempt from the terms of this Agreement).

1.2. Right of First Refusal/Right of Participation.

1.2.1. The Company has a right of first refusal (the “Company’s Right of First Refusal”) to purchase any or all of the Offered Shares, if the Company gives written notice to exercise such right to the Selling Stockholder within 15 days after the date of the Selling Stockholder’s notice to the Company (the “Company’s Refusal Period”). If the Company does not intend to exercise the Company’s Right of First Refusal in full or if the Company is not lawfully able to repurchase the Offered Shares, the Company will send written notice thereof (the “Company’s Expiration Notice”) to the Selling Stockholder and to all Investors prior to the expiration of the Company’s Refusal Period. The Company’s Expiration Notice will specify the Offered Shares subject to the Investors’ Right of First Refusal described below.

1.2.2. Upon receipt of the Company’s Expiration Notice that relates to a Purchase Offer in which the Offeror is not an Investor, the Investors shall have the right, exercisable only upon written notice given to the Selling Stockholder within 25 days after receipt of the Company’s Expiration Notice (the “Participation Notice”), to (A) purchase any of the Offered Shares that the Company does not elect to purchase (and any additional shares of capital stock that the Investors are permitted to sell pursuant to their Right of Participation, as the same is defined below), as provided herein, pursuant to the specified terms and conditions of the Purchase Offer (the “Right of First Refusal”); or (B) participate in the Selling Stockholder’s sale of the Offered Shares, as provided herein, pursuant to the specified terms and conditions of the Purchase Offer (the “Right of Participation”).

1.2.3. Upon receipt of the Company’s Expiration Notice that relates to a Purchase Offer in which the Offeror is an Investor, the Investors shall have the right, exercisable only upon delivery of the Participation Notice to the Selling Stockholder within 25 days after receipt of the Company’s

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1.2.4. Each Participation Notice shall state that such Investor elects to (A) purchase such Offered Shares (and any additional shares of capital stock that the other Investors are permitted to sell pursuant to their Right of Participation) either (a) to the maximum extent permitted by this Agreement, or (b) up to a specified number of shares, but not to exceed the maximum extent permitted by this Agreement to be purchased by such Investor; or (B) pursuant to SECTION 1.2.2, participate in such sale either (a) to the maximum extent permitted by this Agreement, or (b) up to a specified number of shares, but not to exceed the maximum extent permitted by this Agreement to be sold by such Investor. A Participation Notice shall constitute a binding agreement of such Investor to purchase from the Selling Stockholder, or sell to the Offeror, as the case may be, the number of Offered Shares (and any additional shares of capital stock that the Investors are permitted to purchase or sell, as the case may be, under this Agreement) so stated in such notice (in accordance with the preceding sentence) upon the specified terms and conditions of such Purchase Offer. To the extent an Investor exercises its Right of Participation in accordance with the terms and conditions set forth in SECTION 1.4, the number of Offered Shares that the Selling Stockholder may sell pursuant to such Purchase Offer shall be reduced as provided in SECTION 1.4. The exercise or non-exercise of any Investor’s Right of First Refusal or Right of Participation in one or more sales of the capital stock of the Company shall not adversely affect such Investor’s rights hereunder in any subsequent sales of capital stock of the Company by an Investor relating to another offer.

1.2.5. Within ten days following the expiration of the 25-day period referenced in either SECTION 1.2.2 or SECTION 1.2.3 (a “Reoffering Notice Period”), the Selling Stockholder shall notify the Company and those Investors who (A) exercised the Right of First Refusal and elected to purchase their full pro rata portion of the Offered Shares (as defined in SECTION 1.3.1) (the “Reoffering Purchasers”), or (B) exercised the Right of Participation and elected to sell their full pro rata portion of the Offered Shares (the “Reoffering Participants”), as to whether or not all of the Investors elected to purchase their full pro rata share of the Offered Shares, and the number, if any, of Offered Shares that remain available (collectively, including any shares of capital stock the Stockholders desire to sell pursuant to SECTIONS 1.2 and 1.4, the “Reoffered Shares”) (such notice, the “Reoffering Notice”).

1.3. Limitations on Right of First Refusal. The Right of First Refusal shall, with respect to each Investor, be subject to the following terms and conditions:

1.3.1. Each Investor (including the Offeror if the Offeror is a Stockholder) may purchase from the Selling Stockholder (and any other Investors who are permitted to sell shares of capital stock pursuant to SECTIONS 1.2 and 1.4) up to its pro rata portion (as defined below) of the number of Offered Shares (including any shares of capital stock the other Investors are permitted to sell pursuant to SECTIONS 1.2 and 1.4). An Investor’s “pro rata portion” for purposes of this SECTION 1.3.1 shall be determined by multiplying (i) the aggregate number of Offered Shares (including any shares of capital stock the other Investors desire to sell pursuant to SECTIONS 1.2 and 1.4) (on an as-if-converted-to-Common-Stock basis) by (ii) a fraction, the numerator of which is (x) the number of shares of the Company’s common stock (“Common Stock”) and those shares of Common Stock issuable upon the exercise or conversion of outstanding rights, options or other convertible securities without the payment of any additional cash consideration or with payment of only nominal consideration (with “nominal consideration” being determined by comparing the amount of such consideration to the then current fair market value of the underlying security) (“Common Stock Equivalents”) owned by such Investor immediately prior to the Purchase Offer; and the denominator of which is (y) the sum of the number of shares of Common Stock and Common Stock Equivalents owned by all of the Investors immediately prior to the Purchase Offer.

1.3.2. If less than all of the Investors elect to exercise the Right of First Refusal to purchase their full pro rata portion (as defined in SECTION 1.3.1) of the Offered Shares (including any shares of capital stock the other Investors desire to sell pursuant to SECTIONS 1.2 and 1.4), the Reoffering Purchasers will have the right, exercisable by giving written notice to the Selling Stockholder (the

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“ Second Purchase Notice”) within five days following the later of (i) the date on which the Reoffering Notice Period expires, or (ii) the date on which the Reoffering Notice is received, to purchase their respective pro rata portion (as defined below) of the Reoffered Shares (including any shares of capital stock the other Investors are permitted to sell pursuant to SECTIONS 1.2 and 1.4), up to their respective maximum amount as indicated in such Stockholder’s Second Purchase Notice, or such other portion as such Investors shall otherwise mutually agree. An Investor’s “ pro rata portion” for purposes of this SECTION 1.3.2 shall be determined by multiplying (i) the number of Reoffered Shares (including any shares of capital stock the other Investors desire to sell pursuant to SECTIONS 1.2 and 1.4) (on an as-if-converted-to-Common-Stock basis) by (ii) a fraction, the numerator of which is (x) the number of shares of capital stock that such Investor desires to purchase, as indicated in such Investor’s Second Purchase Notice (or, in the event that the Offeror is an Investor or the Investor indicates in such Investor’s Second Purchase Notice the maximum number of shares permitted by this Agreement, the number of Reoffered Shares) (on an as-if-converted-to-Common-Stock basis); and the denominator of which is (y) the sum of the number of shares of capital stock the Reoffering Purchasers desire to purchase, as indicated in all of the Second Purchase Notices received by the Selling Stockholder pursuant to this SECTION 1.3.2 (including, in the event that the Offeror is an Investor, the number of Reoffered Shares so indicated) (on an as-if-converted-to-Common-Stock basis).

1.3.3. If the Company and the Investors do not elect to purchase all of the Offered Shares under the Company’s Right of First Refusal and the Investors’ Right of First Refusal (including through the Second Purchase Notices), then, subject to the Investors’ Right of Participation in SECTIONS 1.2 and 1.4, the Selling Stockholder named in the Offer Notice may, not later than 60 days following delivery of the Offer Notice, complete the transfer of the Offered Shares that the Company and the Investors do not elect to purchase, pursuant to SECTIONS 1.3.1 and 1.3.2, to the Offeror for the price specified in such Offer Notice on terms and conditions not more favorable to the transferee than those described in the Offer Notice. Any other proposed transfer, including transfers after such 60 day period or on terms other than those specified, shall remain subject to the terms of this Agreement, including the Company’s Right of First Refusal, the Investors’ Right of First Refusal and Right of Participation and the procedures described in this SECTION 1. Notwithstanding anything in this Agreement to the contrary, each Investor that elects to exercise its Participation Rights under this Agreement to acquire any Offered Shares shall be entitled to apportion its purchase rights among its partners, Affiliates and Affiliated Entities (as defined below), provided that such Investor notifies the Selling Stockholder of such allocation.

1.4. Limitations on the Right of Participation. The Right of Participation of each Investor shall be subject to the following terms and conditions:

1.4.1. Each Investor may sell all or any amount of its pro rata portion (as defined below) of the number of Offered Shares (including any shares of capital stock that the other Investors desire to purchase pursuant to SECTIONS 1.2 and 1.3). An Investor’s “ pro rata portion” for purposes of this SECTION 1.4.1 shall be determined by multiplying (i) the aggregate number of Offered Shares (including any shares of capital stock which the Investors desire to purchase pursuant to SECTIONS 1.2 and 1.3) (on an as-if-converted-to-Common-Stock basis) by (ii) a fraction, the numerator of which is (x) the number of shares of Common Stock and Common Stock Equivalents owned by such Investor immediately prior to the Purchase Offer; and the denominator of which is (y) the sum of the number of shares of Common Stock and Common Stock Equivalents owned by all of the Investors immediately prior to the Purchase Offer.

1.4.2. If less than all of the Investors elect to exercise their Right of Participation to sell their full pro rata portion (as defined in SECTION 1.4.1) of the Offered Shares (including any shares of capital stock which the other Investors desire to purchase pursuant to SECTIONS 1.2 and 1.3), the Investors who exercised their Right of Participation and elected to sell their full pro rata portion (as defined in SECTION 1.4.1) will have the right, exercisable by the giving of a written notice (the “ Second

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Participation Notice”) to the Selling Stockholder within five days following the later of (A) the date on which the Reoffering Notice Period expires, or (B) the date on which the Reoffering Notice is received, to sell their respective pro rata portion (as defined below) of the Reoffered Shares (including any shares of capital stock which the other Investors desire to purchase pursuant to SECTIONS 1.2 and 1.3) or such other portion as such Investors shall otherwise mutually agree. An Investor’s “ pro rata portion” for purposes of this SECTION 1.4.2 shall be determined by multiplying (i) the remaining number of Reoffered Shares (including any shares of capital stock which the other Investors desire to purchase pursuant to SECTIONS 1.2 and 1.3) (on an as-if-converted-to-Common-Stock basis) by (ii) a fraction, the numerator of which is (x) the number of shares that such Investor desires to sell, as indicated in such Investor’s Second Participation Notice (or, in the event that such Investor indicates in such Investor’s Second Participation Notice the maximum number of shares permitted by this Agreement, the number of Reoffered Shares) (on an as-if-converted-to-Common-Stock basis); and the denominator of which is (y) the sum of the number of shares the Reoffering Participants desire to sell, as indicated in all of the Second Participation Notices received by the Selling Stockholder pursuant to this SECTION 1.4.2 (including the number of Reoffered Shares so indicated) (on an as-if-converted-to-Common-Stock basis).

1.4.3. Subject to the Investors’ Right of First Refusal described in SECTIONS 1.2 and 1.3, and the Investors’ Right of Participation described in SECTIONS 1.4.1 and 1.4.2, the Selling Stockholder named in the Offer Notice may, not later than 60 days following delivery of the Offer Notice, complete the transfer of any remaining Offered Shares for the price specified in such Offer Notice on terms and conditions not more favorable to the transferor than those described in the Offer Notice. Any other proposed transfer, including transfers after such 60-day period or on terms other than those specified, shall remain subject to the terms of this Agreement, including the Company’s Right of First Refusal, the Investors’ Right of First Refusal and Right of Participation, and the procedures described in this SECTION 1.

1.4.4. An Investor may effect its participation in the sale by delivering to a closing agent reasonably acceptable to the Investors and the Selling Stockholder (the “ Agent”) for transfer to the Offeror one or more certificates, properly endorsed for transfer, which represent (A) the number of shares of Common Stock and/or Common Stock Equivalents that such Investor elects and agrees to sell pursuant to this Section; or (B) if the Purchase Offer relates to Common Stock, that number of shares of Common Stock Equivalents that is at such time convertible into or exercisable for the number of shares of Common Stock which such Investor elects and agrees to sell pursuant to this Section; provided, however, that if the Offeror objects to the delivery of Common Stock Equivalents in lieu of Common Stock, the participating Investor shall convert or exercise the Common Stock Equivalents and deliver Common Stock as provided above. Additionally, the Investor electing to participate in the sale shall enter into such agreements with the Offeror relating to the sale as the Selling Stockholder has agreed to enter into (it being agreed that the terms and conditions of the sale shall be equivalent with respect to both the Selling Stockholder and such Investor), and the failure by any Investor to execute and deliver to the Offeror any such agreements within 15 business days after such agreements are given to such Investor shall, at the Offeror’s election, be deemed a revocation of such Investor’s election to participate in such sale, provided that in no event shall such failure by an Investor be deemed a breach of this Agreement by such Investor who so fails to execute and deliver to the Offeror any such agreements.

1.5. Delivery of Stock Certificates. Any stock certificates that the Investors deliver to the Agent pursuant to SECTION 1.4 shall be transferred by the Agent to the Offeror upon consummation of the sale of the Common Stock and/or Common Stock Equivalents pursuant to the terms and conditions specified in SECTION 1.2 and any agreements entered into pursuant to SECTION 1.4. The Selling Stockholder agrees to direct the Offeror to make payment to the Agent and the Agent shall promptly thereafter remit to each of the Investors the respective portion of the sale proceeds to which it is entitled by reason of participation in the sale.

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1.6. Transactions Excluded. The Investors’ Right of First Refusal and Right of Participation as set forth in this Agreement shall not pertain or apply to (A) any pledge of Common Stock or Common Stock Equivalents made by any Principal Stockholder that is approved by the holders of at least a majority in interest of the Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis, and that creates a mere security interest, provided the pledgee shall furnish the other Stockholders with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the Principal Stockholders, (B) if applicable, any sales or transfers of Common Stock or Common Stock Equivalents (x) from one Principal Stockholder to another Principal Stockholder, (y) by a Principal Stockholder, either during such Principal Stockholder’s lifetime or on death by will or intestacy, to such Principal Stockholder’s or another Principal Stockholder’s spouse, family members, or (in the case of transfer only by will or intestacy) other beneficiary, or to any custodian or trustee for the account of such Principal Stockholder or another Principal Stockholder, or such Principal Stockholder’s or another Principal Stockholder’s spouse, family members, or (in the case of transfer only by will or intestacy) other beneficiary, or to entities that are controlled, or the beneficial interests of which are owned, exclusively by such Principal Stockholder or any other Principal Stockholder, or such Principal Stockholder’s or any other Principal Stockholder’s family members, or (z) by a Principal Stockholder to any of the respective directors, officers, partners or members of such Principal Stockholder, provided that, in each case, the transferee shall receive and hold such Common Stock or Common Stock Equivalents subject to the provisions of this Agreement and shall furnish to the parties hereto a written agreement to be bound by and comply with all provisions of this Agreement applicable to such Principal Stockholder in respect of such Common Stock or Common Stock Equivalents so transferred, or (C) isolated sales of Common Stock or Common Stock Equivalents by a Principal Stockholder if the aggregate number of shares (on an as-if-converted-to-Common-Stock basis) sold in all such sales does not exceed 1% of the total number of shares of capital stock of the Company held by such Principal Stockholder (on an as-if-converted-to-Common-Stock basis) as of the date of this Agreement, provided that, any transferee in such isolated sales shall receive and hold such Common Stock or Common Stock Equivalents subject to the provisions of this Agreement and shall furnish to the parties hereto a written agreement to be bound by and comply with all provisions of this Agreement applicable to such Principal Stockholder in respect of such Common Stock or Common Stock Equivalents so transferred. Each Principal Stockholder acknowledges and agrees that, prior to effective any transfer, sale or assignment otherwise permitted by this Section 1.6, such Principal Stockholder shall notify the Company and the Investors in writing of such contemplated transaction at least five (5) business days prior to consummation.

1.7. Application to Brian E. Farley. Notwithstanding anything else to the contrary in this Agreement, (A) the Investors’ Right of Participation as set forth in this Agreement shall not apply to any sale of Offered Shares by Brian E. Farley and (B) Brian E. Farley shall be released from all obligations under this Agreement if his employment with the Company is terminated by the Company for any reason other than Cause (as such term is defined in the Company’s 2006 Stock Incentive Plan). Notwithstanding anything else to the contrary in this Agreement, in no event shall this SECTION 1.7 be amended, modified, supplemented, or waived without the prior written consent of Brian E. Farley.

2. TRANSFERS IN VIOLATION VOID. Any sale, transfer, pledge, hypothecation, encumbrance, assignment or other disposition, or any attempt to do any of the foregoing, with respect to any Common Stock or Common Stock Equivalents by a Principal Stockholder (except as permitted by SECTION 1, including the exceptions in SECTION 1.6) shall be null and void, shall not be recorded on the books of or be recognized by the Company, and the Company agrees that it will not reissue any new stock certificates for those assigned in contravention of the terms of this Agreement.

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2.1. If a Principal Stockholder should sell any Common Stock or Common Stock Equivalents in contravention of the co-sale rights of the Investors under this Agreement (a “ Prohibited Transfer”), the Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Principal Stockholders shall be bound by the applicable provisions of such option.

2.2. In the event of a Prohibited Transfer, each Investor shall have the right to sell to the Principal Stockholder the type and number of shares of Common Stock or Common Stock Equivalents equal to the number of shares each Investor would have been entitled to transfer to the Offeror under this Agreement hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(a) The price per share at which the shares are to be sold to the Principal Stockholder shall be equal to the price per share paid by the third-party transferee(s) to the Principal Stockholder in the Prohibited Transfer. The Principal Stockholder shall also reimburse each Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under this SECTION 2.

(b) Within ninety (90) days after the date on which the Investor receives notice of the Prohibited Transfer, each Investor shall, if exercising the option created hereby, deliver to the Principal Stockholder a notice of such exercise.

(c) The Principal Stockholder shall, upon receipt of the notice referred to above, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified above, in cash or by other means acceptable to each subject Investor. Upon receipt thereof, each such Investor shall deliver to the Company the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

3. EQUITABLE REMEDIES. Each Stockholder shall have the right to enforce the terms of this Agreement and to seek injunctive relief against any Stockholder and the Company for any violation or prospective violation of the terms hereof.

4. LEGENDED CERTIFICATES.

4.1. Legend. Each certificate representing shares of the capital stock of the Company (including any options or other rights to acquire capital stock of the Company), now or hereafter owned by the Principal Stockholders shall be endorsed with the following legend:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT AMONG THE COMPANY, THE HOLDER OF THIS CERTIFICATE AND CERTAIN PURCHASERS OF THE CAPITAL STOCK OF THE COMPANY, AS MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST THROUGH A WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.

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4.2. Submission of Existing Certificates. Each Principal Stockholder shall promptly submit any existing certificate(s) in its possession to the Company for placement of the legend on such certificate(s).

4.3. Removal of Legend. The legend shall be removed upon termination of this Agreement in accordance with the provisions of SECTION 5.

5. TERMINATION. This Agreement shall terminate upon the first to occur of the following events:

(a) immediately prior to the closing of a Qualified Public Offering (as defined in the Company’s certificate of incorporation, as may be amended from time to time (the “ Certificate of Incorporation”));

(b) the conversion of all shares of the Company’s Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred (collectively the “ Preferred Stock”) into Common Stock; or

(c) the mutual written consent of the Company, the holders of at least (i) a majority in interest of the Preferred Stock and (ii) a majority in interest of the Common Stock, each voting as a separate class on an as-if-converted-to-Common-Stock basis, that are party to this Agreement.

6. MISCELLANEOUS.

6.1. Waivers, Amendments and Approvals. In each case in which approval of the Investors is required by the terms of this Agreement, such requirement shall be satisfied by a vote or the written action of holders of at least a majority in interest of all shares of the Investors’ capital stock subject to this Agreement, on an as-if-converted-to-Common-Stock basis (including, for such purposes, on a proportional basis, any shares of Common Stock into which any shares of such capital stock have been converted), unless a higher percentage is specifically required by the terms of this Agreement. Any term or provision of this Agreement requiring performance by or binding upon the Company or the Stockholders may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by (i) the Company, and (ii) the holders of at least a majority in interest of the capital stock held by the Principal Stockholders and the holders of at least a majority in interest of all shares of the Investors’ capital stock subject to this Agreement, on an as-if-converted-to-Common-Stock basis (including, for such purposes, on a proportional basis, any shares of Common Stock into which any shares of such capital stock have been converted). Notwithstanding the foregoing, in no event shall any provision hereof be amended, modified, supplemented, or waived in a manner that adversely affects one or more Investors in a manner different from the other Investors without the prior written consent of the Investor(s) so affected. No Investor shall be deemed to be adversely affected in a manner different from another Investor solely because of the number of shares held by such Investor. Any amendment or waiver effected in accordance with this Section shall be binding upon all of the Stockholders (including permitted assigns pursuant to SECTION 6.10). The waiver by a party of any breach hereof or default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default. Written notice of any such waiver, consent or agreement of amendment, modification or supplement shall be given to the parties who did not give written consent thereto. Notwithstanding the foregoing, any party to this Agreement may waive any of its rights hereunder without the consent of any other party.

6.2. Written Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in SECTION 6.1.

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6.3. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or mailed first-class postage prepaid, registered or certified mail, or dispatched by recognized delivery service or via facsimile, as follows:

to an Investor or Principal Stockholder, at the address set forth on Schedule 1, as the same may be amended from time to time;

with a copy (which shall not constitute notice to an Investor or Principal Stockholder) to:

FAEGRE & BENSON LLP

2200 Wells Fargo Center

90 S. Seventh Street

Minneapolis, MN 55402-3901

Attn: W. Morgan Burns

Tel: (612) 766-7136

Fax: (612) 766-1600

and a copy (which shall not constitute notice to an Investor or Principal Stockholder) to:

OBER|KALER

Attorneys at Law

120 East Baltimore Street

Baltimore, Maryland 21202

Attn: Kevin M. Robertson

Tel: (410) 347-7302

Fax: (443) 263-7502

and a copy (which shall not constitute notice to an Investor or Principal Stockholder) to:

K & L GATES LLP

70 W. Madison St., Ste. 3100

Chicago, IL 60602-4207

Attn: Bruce A. Zivian

Tel: (312) 807-4434

Fax: (312) 827-7074

and a copy (which shall not constitute notice to an Investor or Principal Stockholder) to:

ROPES & GRAY LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attn: Patrick O’Brien

Tel: (617) 951-7527

Fax: (617) 235-0392

to the Company, to:

ENTELLUS MEDICAL, INC.

6705 Wedgwood Ct. North

Maple Grove, MN 55311

Attn: Brian E. Farley, CEO

Tel: (763) 463-1595

Fax: (763) 463-1599

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with a copy (which shall not constitute notice to the Company) to:

OPPENHEIMER WOLFF & DONNELLY LLP

45 S. Seventh Street, Suite 3300

Minneapolis, MN 55402-1609

Attn: D. William Kaufman

Tel: 612-607-7485

Fax: 612-607-7100

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail delivery service or facsimile, when received. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

6.4. Survival of Representations, Warranties, Agreements, Etc. All representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement, and the closing of the transactions contemplated by that certain Series E Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the investors named therein (the “Series E Stock Purchase Agreement”).

6.5. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under the Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.6. Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

6.7. Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

6.8. Entire Agreement. This Agreement, the schedules hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto, including without limitation the Term Sheet for Series E Preferred Stock Financing of Entellus Medical, Inc., dated as of June 29, 2011, by and between Tyco Healthcare Group, LP d/b/a Covidien and the Company. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

6.9. Severability. Should any one or more of the provisions of this Agreement or of any agreements entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Page 9

be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

6.10. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the successors and permitted assigns of the parties hereto, including the holder or holders from time to time of any Preferred Stock or the Conversion Shares (as such term is defined in that certain Fifth Amended and Restated Investors Rights Agreement, dated as of the date hereof, by and among the Company and the investors named therein (the “ Investors Rights Agreement”)); provided, however, that no holder of any Preferred Stock or the Conversion Shares shall be entitled to assign or transfer any rights hereunder to any party or entity (including existing and future customers of the Company) engaged in the same industry that the Company is so engaged in as of the date hereof. Such restriction on assignment and transfer shall terminate and shall be of no further force or effect on the closing date of a Qualified Public Offering (as such term is defined in the Company’s Certificate of Incorporation). Whether a party or entity is engaged in the same industry as the Company as of the date hereof will be reasonably determined by the Board. Nothing in this SECTION 6.10, however, shall prevent any transfer or assignment of rights hereunder to any institutional investor or to any Affiliated Entity (as defined below). Notwithstanding the foregoing, a successor or assign of a Stockholder shall not be regarded as a “Stockholder” hereunder, unless such transferee either (i) acquires at least 50,000 shares of Preferred Stock, Common Stock or Common Stock Equivalents (or any combination thereof, subject to appropriate adjustment for any stock dividends, stock splits, subdivisions, reorganizations and other capitalization changes effected after the Closing Date), or (ii) is an Affiliate of a Stockholder (including but not limited to an affiliated fund managed by the same manager, managing member, general partner or management company, or by an entity controlling, controlled by, or under common control with such manager, managing member, general partner or management company (each an “ Affiliated Entity”)).

6.11. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of laws principles.

6.12. Venue. Each of the parties hereby consents to the exclusive jurisdiction of the Federal and state courts located in Hennepin and Ramsey Counties in Minnesota (and of the appropriate appellate courts therefrom) in any suit, action or proceeding arising out of, or relating to, this Agreement or the breach, termination, invalidity or performance thereof. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in SECTION 6.3. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

6.13. Counterparts. This Agreement may be executed by facsimile signature and concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.14. Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. A reference in this Agreement to any section shall include a reference to every section the number of which begins with the number of the section to which reference is specifically made (e.g., a reference to

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Page 10

SECTION 6 shall include a reference to SECTION 6.1 through SECTION 6.20 inclusive). The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. A reference to a section means a section of this Agreement, unless the context expressly otherwise requires.

6.15. Further Assurances. Upon receipt of a Purchase Offer or the consummation of a transfer permitted under this Agreement, each party agrees to cooperate fully with the Stockholders and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the Stockholders to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

6.16. Aggregation of Stock. All shares of Preferred Stock and Conversion Shares (as such term is defined in the Investors Rights Agreement) held or acquired by entities or persons controlled by, or under common control with, an Investor (including Affiliated Entities) shall be aggregated together for purposes of determining the availability of rights under this Agreement.

6.17. Assignment of Rights. Each Stockholder shall have the right to assign its rights under this Agreement, including, but not limited to, the its Right of First Refusal and Right of Participation, to any investment fund, partnership, limited liability company or entity managed or controlled by, or under common control with such Stockholder, or to any other Affiliated Entity.

6.18. Certain Definitions. Certain capitalized terms used herein without definition have the meanings specified in the Series E Stock Purchase Agreement.

6.19. Prior Agreement. That certain Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 12, 2009, by and among the Company and the investors named therein is hereby terminated and superseded in its entirety by this Agreement.

6.20. Changes in Capital Structure. If at any time the Company pays a stock dividend or effects a stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new, substituted or additional securities to which a Principal Stockholder is entitled by reason of such Principal Stockholder’s ownership of any equity securities of the Company shall be immediately subject to the rights and obligations set forth in this Agreement with the same force and effect as the stock subject to such rights immediately before such event.

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Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Page 11

IN WITNESS WHEREOF, the foregoing Agreement is hereby executed as of the date first written above.

COMPANY:	ENTELLUS MEDICAL, INC.

	By:	/s/ Brian E. Farley
Brian E. Farley
Chief Executive Officer

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Signature Page

INVESTORS:	SPLIT ROCK PARTNERS, LP
By: Split Rock Partners Management, LLC
Its: General Partner

	By:	/s/ Joshua Baltzell
	Name:	Joshua Baltzell
	Its:	Managing Director

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Signature Page

INVESTORS:	INTERNATIONAL LIFE SCIENCES FUND III (LP1), L.P.
By: International Life Sciences Fund III (GP), L.P.
Its: sole General Partner
By: ILSF III, LLC
Its: sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III (LP2), L.P.
By: International Life Sciences Fund III (GP), L.P.
Its: sole General Partner
By: ILSF III, LLC
Its: sole General Partner

By:	/s/ Denise W. Marks
Name:	DENISE W. MARKS
Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III CO-INVESTMENT, L.P.
By: International Life Sciences Fund III (GP), L.P.
Its: sole General Partner
By: ILSF III, LLC
Its: sole General Partner

By:	/s/ Denise W. Marks
Name:	DENISE W. MARKS
Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III STRATEGIC PARTNERS, L.P.
By: International Life Sciences Fund III (GP), L.P.
Its: sole General Partner
By: ILSF III, LLC
Its: sole General Partner

By:	/s/ Denise W. Marks
Name:	DENISE W. MARKS
Its:	ILSF III LLC, MEMBER

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Signature Page

INVESTORS:	SV LIFE SCIENCES FUND IV, L.P.,
By: SV Life Sciences Fund IV (GP), L.P., its sole General Partner
By: SVLSF IV, LLC, its sole General Partner

	By:	/s/ Denise W. Marks
	Name:	Denise W. Marks
	Its:	SVLSF IV, LLC, Member

SV LIFE SCIENCES FUND IV
STRATEGIC PARTNERS, L.P.,
By: SV Life Sciences Fund IV (GP), L.P., its sole General Partner,
By: SVLSF IV, LLC, its sole General Partner

	By:	/s/ Denise W. Marks
	Name:	Denise W. Marks
	Its:	SVLSF IV, LLC, Member

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Signature Page

INVESTORS:	INTERNATIONAL BIOTECHNOLOGY TRUST PLC

	By:	/s/ Nick Coleman
	Name:	Nick Coleman
	Its:	Authorized Signatory

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Signature Page

INVESTORS:	GREENSPRING GLOBAL PARTNERS III, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS III-A, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS III-B, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING HEALTHCARE I, L.P. By: Greenspring GP (Healthcare), L.P. By: Greenspring GP (Healthcare), LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING CROSSOVER VENTURES I, L.P. By: Greenspring Crossover I GP, L.P. By: Greenspring Crossover I GP, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Signature Page

INVESTORS:	ESSEX WOODLANDS HEALTH VENTURES FUND VIII, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
Name:
	Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-A, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
Name:
	Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-B, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
Name:
	Title:	Manager

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Signature Page

INVESTORS:	COVIDIEN GROUP S.A.R.L.

/s/ Michelangelo F. Stefani
	By:	Michelangelo F. Stefani
	Its:	General Manager

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Signature Page

PRINCIPAL STOCKHOLDERS:

/s/ Brian E. Farley
Brian E. Farley

/s/ Thomas V. Ressemann
Thomas V. Ressemann

/s/ Peter T. Keith
Peter T. Keith

/s/ Theodore O. Truitt
Theodore O. Truitt

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Signature Page

SCHEDULE 1

PRINCIPAL STOCKHOLDERS

Thomas V. Ressemann	Peter T. Keith
2009 25th Street South	37574 Dew Drop Road
Saint Cloud, MN 56301	Lanesboro, MN 55949
Tel: (320) 251-7064	Tel: (507) 467-2277
Fax: (320) 240-2067

Theodore O. Truitt	Brian E. Farley
2433 Tiffany Court	6705 Wedgwood Court North
Saint Cloud, MN 56301	Maple Grove MN 55311
Tel: (320) 229-9953

INVESTORS	INVESTORS

Split Rock Partners, LP	With a copy to:
10400 Viking Drive, Suite 550
Eden Prairie, MN 55344	Covidien
Attention: Lisa Corbin	15 Hampshire Street
Tel: (952) 995-7474	Mansfield, MA 02048
Fax: (952) 995-7475	Attn: Chief Mergers & Acquisitions Counsel

International Life Sciences Fund III (LP1) L.P.	Greenspring Global Partners III, L.P. (f/k/a
International Life Sciences Fund III (LP2) L.P.	Montagu Newhall Global Partners III, L.P.)
International Life Sciences Fund III Co-Investment,	Greenspring Global Partners III-A, L.P. (f/k/a
L.P.	Montagu Newhall Global Partners III-A, L.P.)
International Life Sciences Fund III Strategic	Greenspring Global Partners III-B, L.P. (f/k/a
Partners L.P.	Montagu Newhall Global Partners III-B, L.P.)
SV Life Sciences Fund IV, L.P.	Greenspring Crossover Ventures I, L.P. (f/k/a
SV Life Sciences Fund IV Strategic Partners L.P.	Montagu Newhall Crossover Ventures I, L.P.)
One Boston Place	Greenspring Healthcare I, L.P. (f/k/a Montagu
201 Washington Street	Newhall Healthcare I, L.P.)
Suite 3900	100 Painters Mill Road, Suite 700
Boston, MA 02108	Owings Mills, MD
Attn. Denise Marks	Attn. Eric Thompson
Tel: (617) 367-8100	Tel: (410) 363-2725
Fax: (617) 367-1590	Fax: (410) 363-9075

International Biotechnology Trust Plc	Essex Woodlands Health Ventures Fund VIII, L.P.
55 Moorgate	Essex Woodlands Health Ventures Fund VIII-A, L.P.
London	Essex Woodlands Health Ventures Fund VIII-B, L.P.
EC2R 6PA	335 Bryant Street
UK	3rd Floor
Attention: Nick Coleman	Palo Alto, CA 94301
Tel: +44 20 7421 7053	Attention: Guido Neels
Fax: +44 20 7421 7077	Tel: (650) 543-1555
Fax: (650) 327-9755

Covidien Group S.a.r.l.
3b, bd Prince Henri
Luxembourg L-1724 Luxembourg
Attn: General Manager

Entellus Medical, Inc.: Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement	Schedule 1